As filed with the Securities and Exchange Commission on June 26, 2019
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Keane Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	38-4016639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Post Oak Boulevard, Suite 450
Houston, TX 77056
(Address of principal executive offices and zip code)

Keane Group, Inc. Equity and Incentive Award Plan
(Full title of the plan)

Kevin M. McDonald Executive Vice President, General Counsel & Secretary Keane Group, Inc. 1800 Post Oak Boulevard, Suite 450 Houston, TX 77056
(Name and address of agent for service)

713 357-9490
(Telephone number, including area code, of agent for service) Copies to:
Stuart D. Freedman, Esq. Antonio L. Diaz-Albertini, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
212 756-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	4,200,000 (2)	$7.28	$30,576,000	$3,705.81

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such additional shares of common stock, par value $0.01 per share (“Common Stock”), of Keane Group, Inc., a Delaware corporation (the “Registrant”) and securities that may from time to time be offered or issued under the Keane Group, Inc. Equity and Incentive Award Plan (the “Incentive Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding shares of Common Stock or securities issuable pursuant to awards granted under the Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Incentive Plan.

(2)	This Registration Statement covers 4,200,000 shares of Common Stock available to be granted under or issuable pursuant to awards under the Incentive Plan.

(3)
Calculated solely for purposes of this offering in accordance with Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share is based upon the high and low prices of the Registrant’s Common Stock on June 24, 2019, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) registers 4,200,000 additional shares of common stock, par value $0.01 per share (“Common Stock”) under the Keane Group, Inc. Equity and Incentive Award Plan (the “Incentive Plan”), pursuant to an amendment to the Incentive Plan approved by the Registrant’s Board of Directors and stockholders (the “Amendment”). The Amendment increased the number of shares of Common Stock authorized for issuance under the Plan from 7,734,601 shares to 11,934,601 shares (an increase of 4,200,000 shares). The additional shares are of the same class as other securities issuable pursuant to the Incentive Plan for which the Registrant’s Registration Statement on Form S-8 (Registration No. 333-215734), filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2017 (the “Prior Registration Statement”), is effective. The information contained in the Prior Registration Statement is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 27, 2019 (File No. 001-37988);

(b)	the information responsive to Part III of Form 10-K for the year ended December 31, 2018 provided in our Proxy Statement on Schedule 14A filed with the SEC on April 1, 2019 (File No. 001-37988);

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 7, 2019 (File No. 001-37988);

(d)	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 11, 2019, May 14, 2019, May 14, 2019 and June 17, 2019 (File No. 001-37988); and

(e)
the description of capital stock contained in the Registration Statement on Form 8-A, as filed with the SEC on January 18, 2017 (File No. 001-37988), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 8.    Exhibits.

Exhibit Number	Description
4.1
Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-215079) filed on December 14, 2016)

4.2	Bylaws of Keane Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-37988) filed on March 21, 2017)
5.1*	Opinion of Schulte Roth & Zabel LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)
99.1*	Amendment to Keane Group, Inc. Equity and Incentive Award Plan
______________
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on June 26, 2019.

Keane Group, Inc.

By:	/s/ Robert W. Drummond
Name:	Robert W. Drummond
Title:	Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Drummond and Gregory L. Powell, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Keane Group, Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of the Registration Statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 26, 2019.

Signature	Title

/s/ Robert W. Drummond	Chief Executive Officer and Director
Robert W. Drummond	(Principal Executive Officer)

/s/ Gregory L. Powell	President and Chief Financial Officer
Gregory L. Powell	(Principal Financial Officer)

/s/ Lamphung Ngo-Burns	Chief Accounting Officer
Lamphung Ngo-Burns	(Principal Accounting Officer)

/s/ James C. Stewart	Executive Chairman
James C. Stewart

/s/ Marc G. R. Edwards	Lead Director
Marc G. R. Edwards

/s/ Lucas N. Batzer	Director
Lucas N. Batzer

/s/ Dale M. Dusterhoft	Director
Dale M. Dusterhoft

/s/ Christian A. Garcia	Director
Christian A. Garcia

/s/ Gary M. Halverson	Director
Gary M. Halverson

/s/ Lisa A. Gray	Director
Lisa A. Gray

/s/ Shawn Keane	Director
Shawn Keane

/s/ Elmer D. Reed	Director
Elmer D. Reed

/s/ Lenard B. Tessler	Director
Lenard B. Tessler

/s/ Scott Wille	Director
Scott Wille

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